UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 1, 2008
BIOHEART, INC.
(Exact name of registrant as specified in its charter)
Florida
(State or other jurisdiction of incorporation)

1-33718	65-0945967
(Commission file number)	(I.R.S. Employer Identification No.)
13794 NW 4th Street, Suite 212
Sunrise, FL 33325
(Address of principal executive offices, including zip code)
(954) 835-1500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Effective July 1, 2008, Mr. Howard J. Leonhardt, who co-founded Bioheart and serves as our Chairman of the Board and Chief Technology Officer, was appointed to serve as our Chief Executive Officer following the resignation of Mr. William M. Pinon as President and Chief Executive Officer as of the same date. Mr. Pinon also resigned as a member of our Board of Directors effective as of July 1, 2008. Mr. Pinon has agreed to remain with the Company through July 25, 2008 to assist us in the executive transition process. There were no disagreements between Mr. Pinon and the Company on any matter relating to our operations, policies or practices that resulted in Mr. Pinon’s decision to resign as an executive officer and director or the timing of his decision.
     Mr. Leonhardt, age 46, previously served as our Chief Executive Officer from our inception through March 2007 and as our Executive Chairman from March 2007 through March 2008. In 1986, Mr. Leonhardt founded World Medical Manufacturing Corporation (“World Medical”) and served as its Chief Executive Officer from 1986 until December 1998 when World Medical was acquired by Arterial Vascular Engineering, Inc. (“AVE”). AVE was acquired by Medtronic, Inc. in January 1999. Mr. Leonhardt was the co-inventor of World Medical’s primary product, the TALENT (Taheri-Leonhardt) stent graft system. From December 1998 until June 1999, Mr. Leonhardt served as President of World Medical, a subsidiary of Medtronic. Scientific articles written by Mr. Leonhardt have been published in a number of publications including Techniques in Vascular and Endovascular Surgery and the Journal of Cardiovascular Surgery. Mr. Leonhardt received a diploma in International Trade from the Anoka-Hennepin Technical College, attended the University of Minnesota and Anoka-Ramsey Community College and holds an honorary Doctorate Degree in Biomedical Engineering from the University of Northern California.
     Mr. Leonhardt is the cousin of Scott Bromley, our Vice President of Public Relations, and the brother-in-law of Ms. Catherine Sulawske-Guck, our Vice President of Administration and Human Resources. Mr. Leonhardt, who beneficially owns approximately 33.3% of our common stock as of the date hereof, has, at various times since our inception, provided us with financial support, including by:
•	providing a $3.3 million limited personal guarantee of our $5 million loan to Bank of America and pledging securities accounts with Bank of America to back-up this limited personal guarantee, in return for which he was granted warrants to purchase an aggregate of 183,483 shares of our common stock at an exercise price of $7.69 per share;
•	providing a personal guarantee of our obligations under the lease for our facilities in Sunrise, Florida; and
•	providing a personal guarantee of our corporate credit cards.
     He also purchased 114,000 shares of our common stock in our initial public offering in February 2008 at the offering price of $5.25 per share and has guaranteed one of our directors the repayment of his initial $200,000 investment in the Company.
     In light of his resignation, Mr. Pinon will not stand for re-election at our upcoming annual meeting of shareholders that will be held on July 30, 2008 (the “Annual Meeting”). Effective as of July 1, 2008, the Board approved the amendment of our Amended and Restated Bylaws to modify the permissible number of directors from between nine and twelve directors to between seven and twelve directors. Pursuant to our Bylaws, the exact number of directors is to be determined within the permissible range from time to time by resolution duly adopted by the Board of Directors. Since

Ms. Linda Tufts, a current member of our Board of Directors, was not nominated for re-election to the Board at the Annual Meeting, our Board of Directors has determined to reduce the size of our Board to eight members immediately following the commencement of the Annual Meeting. Accordingly, only eight persons will be elected to our Board of Directors at the Annual Meeting.
     On July 3, 2008, we issued a press release announcing the matters discussed above. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     As discussed in Item 5.02 above, effective July 1, 2008, our Amended and Restated Bylaws were amended to set the permissible number of directors at no less than seven and no more than twelve directors. Our Bylaws, as amended and restated as discussed herein, are filed as Exhibit 3.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
3.1	Amended and Restated Bylaws of Bioheart, Inc.

99.1	Press Release dated July 3, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 3, 2008

BIOHEART, INC.
By:	/s/ William H. Kline
William H. Kline
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

3.1	Amended and Restated Bylaws of Bioheart, Inc.

99.1	Press release dated July 3, 2008

5